Exhibit 99.2
FOR IMMEDIATE RELEASE
Contact at Neurocrine Biosciences
Investor Relations
(858) 617-7600
NEUROCRINE ANNOUNCES SALE OF 4,784,689 SHARES OF COMMON STOCK, TO RAISE PROCEEDS OF $10 MILLION
SAN DIEGO, December 17, 2009 — Neurocrine Biosciences, Inc. (Nasdaq: NBIX) today reported that it has entered into a privately negotiated transaction to sell an aggregate of 4,784,689 primary shares of its common stock to affiliates of Venrock at a price of $2.09 per share, raising aggregate gross proceeds to Neurocrine of approximately $10 million. Neurocrine expects the financing to close on or about December 22, 2009, subject to customary closing conditions.
A shelf registration statement relating to the shares of common stock to be issued in the offering has been filed with the Securities and Exchange Commission (the “SEC”) and has been declared effective. A prospectus supplement relating to the offering will be filed with the SEC. Copies of the prospectus supplement and accompanying prospectus may be obtained directly from the Company by contacting Neurocrine Biosciences, 12780 El Camino Real, San Diego CA 92130 or through the SEC’s electronic data system at www.sec.gov.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction. Any offering of Neurocrine’s common stock under the registration statement referred to above will be made only by means of a prospectus.
About Neurocrine Biosciences
Neurocrine Biosciences, Inc. is a biopharmaceutical company focused on neurological and endocrine diseases and disorders. Our product candidates address some of the largest pharmaceutical markets in the world including endometriosis, anxiety, depression, pain, diabetes, benign prostatic hyperplasia (BPH), irritable bowel syndrome (IBS) and other neurological and endocrine related diseases and disorders.
About Venrock
Venrock is a premier venture capital firm with offices in Palo Alto, New York, Cambridge, MA, and Israel. Originally established as the venture capital arm of the Rockefeller family, Venrock continues the eight-decade tradition of partnering with entrepreneurs to establish successful, enduring companies. Having invested $2.4 billion in 437 companies resulting in 124 IPOs over the past 40 years, Venrock’s investment returns place it among the top tier venture capital firms that have achieved consistently superior performance. With a primary focus on technology, healthcare, and energy, portfolio companies have included Adify, Adnexus Therapeutics, Apple Computer, Centocor, Check Point Software, DoubleClick, Gilead Sciences, Idec

Pharmaceuticals, Illumina, Intel, Millennium Pharmaceuticals, Sirna Therapeutics, StrataCom, and Vontu.
In addition to historical facts, this press release contains forward-looking statements that involve a number of risks and uncertainties such as those, among others, relating to Neurocrine’s expectations regarding the completion, timing and size of its proposed registered direct offering. Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the proposed offering, as well as risks and uncertainties associated with Neurocrine’s business and finances in general, and the other risks described in the Company’s report on Form 10-K for the year ended December 31, 2008 and report on Form 10-Q for the quarter ended September 30, 2009. Neurocrine undertakes no obligation to update the statements contained in this press release after the date hereof.
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